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                                                                    EXHIBIT 10.1

Dated: ________, 200_

Mr. ______________________

Dear ______,

We are pleased to inform you the details of your Leadership Compensation Plan effective January 1, 200_.

This letter is to confirm that effective January 1, 200_, you are eligible for an annualized salary of US$__________ and an annualized performance based target incentive of US$__________.

As a part of Syntel's Leadership Team, your incentive plan is designed to help achieve the overall corporate objectives. The incentive will be payable on achievement of Company and Individual Targets, as detailed in Annex 1. All the targets are on annualized basis unless otherwise indicated.

All other terms and condition of your employment will remain the same. Any communication regarding your terms of employment, benefits, or compensation must be in writing and signed by the Head of Human Resources of the Company. No other communication will be binding or effective.

Please sign and return a copy of this letter at the earliest.

As a key member of Syntel's Leadership Team, your contributions will be critical to our success this year. Here's wishing you the very best for a successful 200_.

Sincerely,


-------------------------------------
Bharat Desai
Chief Executive Officer

I acknowledge that I have received, read and understood the Leadership Compensation Plan for 200_.


Signature:                              Date:
           --------------------------         ----------------------------------
Name:
      -------------------------------

                                Annex 1(attached)


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                                                                    ANNEXURE - 1

[ ]  YOUR TARGET INCENTIVE AMOUNT (TIA) COMPRISES OF THE FOLLOWING COMPONENTS:

     [Company Revenue]
     [Earnings Per Share]
     [Qualitative Parameters]
     [Revenue for Assigned Accounts]

PERFORMANCE MULTIPLIERS:

     [For each component, multipliers are identified pursuant to which the amount of the bonus will increase or decrease depending on the level achieved during the year.]


MODIFICATIONS AND ADJUSTMENTS

This plan cannot be amended retroactively, but if extenuating circumstances or unforeseen events occur within the corporation which results in the plan not achieving the desired impact, management reserves the right to modify, suspend or discontinue any incentive plans without prior notice to ensure that the "Leadership Compensation Plan" respond to the needs of the business. These changes, if any, will be communicated in writing. Any change to your plan will be effective only after you receive written notification signed by the Head of Human Resources.

Nothing in your plan shall be construed as a guarantee of employment for anyone for any fixed time.

TIA PAYMENT DATES

The incentive will be payable not later than March 200_. To be eligible for the incentive payment, you must be on the payroll of the company on the date of disbursement of incentive. All payments are subject to taxation.

SETTLEMENT OF DISPUTES

If a person feels that he/she is not being fairly treated with regard to incentive payments, he/she should notify the same in writing to their immediate manager within 2 weeks of the initial incentive payout. Failure to so notify your manager constitutes full and final acceptance of the incentive payment and waiver of any alleged defects concerning that payment.

The CEO will review the issue and make a final determination. Such determination will be final and you will receive a written confirmation of that decision signed by the Head of the Human Resources Department for the company.


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